Exhibit 99.1

Company Contact: Bill Willett Programmer's Paradise (R), Inc. Chairman and Chief Executive Officer (732)-389-8950 bill.willett@programmers.com

PROGRAMMER'S PARADISE (R), INC. REPORTS 2003 THIRD QUARTER
FINANCIAL RESULTS

NET SALES INCREASE 16%
EARNINGS PER SHARE OF $.09

SHREWSBURY, NJ, October 30, 2003 - Programmer's Paradise (R), Inc. (NASDAQ: PROG) today reported financial results for the third quarter ended September 30, 2003. The results will be discussed in a conference call to be held on Friday, October 31, 2003 at 10:00 AM Eastern time. The dial-in telephone number is (952) 556-2869 and the pass code is "PROG".

Revenue for the quarter ended September 30, 2003 was $18.4 million compared with $15.8 million for the quarter ended September 30, 2002. The 16% increase in year-over-year sales reflects the improved productivity of our account executive team. In addition sales increased 14% over the immediately preceding quarter.

Bill Willett, Chairman and Chief Executive Officer, stated, "This increase in sales and our continued focus on expense control has resulted in another profitable quarter for our Company."

Earnings for the quarter were $.3 million or $.09 per share.

Programmer's Paradise, Inc. is a marketer of technical software and hardware for microcomputers, servers and networks in the United States and Canada. Programmer's Paradise offers a wide variety of technical and general business application software, PC hardware and components from a broad range of publishers and manufacturers. Additional information can be found by visiting www.programmersparadise.com.

Contact Programmer's Paradise, Inc. via Bill Willett, CEO of Programmer's Paradise, Inc. at (732) 389-8950 or bill.willett@programmers.com.

The statements in this release concerning the Company's future prospects are forward-looking statements that involve certain risks and uncertainties. Such risks and uncertainties include the continued acceptance of the Company's distribution channel by vendors and customers, the timely availability and acceptance of new products, and contribution of key vendor relationships and support programs.

- Tables Follow -

PROGRAMMER'S PARADISE, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands)
	September 30, 2003 (Unaudited)	December 31, 2002 (Audited)
ASSETS
Current assets
Cash and cash equivalents	$ 5,263	$ 6,072
Marketable Securities	6,436	5,110
Accounts receivable, net	6,420	6,342
Inventory - finished goods	762	1,151
Prepaid expenses and other current assets	348	264
Total current assets	19,229	18,939

Equipment and leasehold improvements, net	324	460
Other assets	55	69
Total assets	$19,608 ======	$19,468 ======

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Accounts payable and accrued expenses	$ 8,194	$ 7,772
Dividend payable	369	-
Total current liabilities	8,563	7,772

Commitments and contingencies

Stockholders' equity
Common stock, $.01 par value; authorized, 10,000,000 shares; issued 5,257,750 shares and 5,230,250 shares, respectively	53	52
Additional paid-in capital	34,416	35,484
Treasury stock, at cost, 1,561,970 shares and 1,389,576 shares, respectively	(4,561)	(4,184)
Accumulated deficit	(18,934)	(19,511)
Accumulated other comprehensive income (loss)	71	(145)
Total stockholders' equity	11,045	11,696
Total liabilities and stockholders' equity	$ 19,608 ======	$ 19,468 =======

PROGRAMMER'S PARADISE, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (Unaudited) (In thousands, except per share data)
	Nine months ended September 30,		Three months ended September 30,
	2003	2002	2003	2002

Net sales	$ 49,604	$ 50,271	$ 18,355	$ 15,798
Cost of sales	43,199	43,735	16,061	13,782
Gross profit	6,405	6,536	2,294	2,016
Selling, general and administrative expenses	5,940	6,453	2,001	2,087
Litigation settlement	-	348	-	348
Income (loss) from operations	465	(265)	293	(419)
Realized gain on sale of available-for-sale securities	-	141	-	141
Interest income, net	93	195	43	66
Foreign exchange gain (loss)	71	(9)	(9)	(2)
Income (loss) before income taxes	629	62	327	(214)
Provision (benefit) for income taxes	52	(257)	(6)	(4)
Net income (loss)	$ 577 ======	$ 319 =====	$ 333 =====	$ (210) =====

Net income (loss) per common share - Basic	$ 0.16 ======	$ 0.07 =====	$ 0.09 =====	$ (0.05) =====
Net income (loss) per common share - Diluted	$ 0.15 ======	$ 0.07 =====	$ 0.09 =====	$ (0.05) =====

Weighted average number of common shares outstanding

Basic	3,722 ======	4,639 =====	3,694 =====	4,213 =====
Diluted	3,816 ======	4,654 =====	3,788 =====	4,213 =====

Reconciliation of net income (loss) to comprehensive income (loss):
Net income (loss)	$ 577	$ 319	$ 333	$ (210)
Other comprehensive income, net of tax:
Reclassification adjustment for gain realized on sale of available-for-sale securities	-	(78)		(78)
Unrealized gain on available-for-sale securities	16	173	2	73
Foreign currency translation adjustments	200	347	(10)	(47)
Total comprehensive income (loss)	$ 793 =====	$ 761 =====	$ 325 =====	$ (262) ======